Exhibit 10.34(a)

DEPOSITARY AGREEMENT

June 7, 2021

TSX Trust Company

301 - 100 Adelaide Street West

Toronto, Ontario M5H 4H1

Attention: Vice-President, Corporate Trust

Dear Sirs/Mesdames:

Bespoke Capital Acquisition Corp., a Toronto Stock Exchange listed special purpose acquisition corporation incorporated under the Laws of the Province of British Columbia (and, after the Domestication, Vintage Wine Estates, Inc., a Nevada corporation) (“Parent”); VWE Acquisition Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); Vintage Wine Estates, Inc., a California corporation (“VWE”); and Darrell D. Swank (“Stockholder Representative”) have entered into the Transaction Agreement, dated as of February 3, 2021 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”) pursuant to which, at the Effective Time (as defined in the Transaction Agreement), Merger Sub will merge with and into VWE (the “Merger”) and VWE shall survive as a wholly owned subsidiary of the Parent. A copy of the Transaction Agreement and the subsequent amendment are attached hereto as Schedule “A”. Parent shall provide written notice (email being sufficient) to TSX Trust of the Effective Time. Until TSX Trust receives such written notice, TSX Trust shall be entitled to assume that the Effective Time has not occurred.

At the Effective Time, each share of Series A stock and Series B stock of VWE (such shares, the “VWE Shares”), other than Dissenting Shares and Excluded Shares, will, by virtue of the Merger and without any action on the part of any person be automatically cancelled and extinguished and converted into (a) the right to receive the Per Share Merger Consideration less the Per Share Adjustment Escrow Deposit and (b) a contingent right to receive, if and when payable, (1) the Per Share Adjustment Escrow Release and (2) the Per Share Earnout Shares.

At the Effective Time, Parent will deliver a treasury direction (the “Treasury Direction”) to the transfer agent for the Parent, with a copy to You, with respect to the issue of the common shares of Parent (the “Parent Shares”) sufficient to deliver the Merger Consideration less the Adjustment Escrow Deposit (the “Deposited Shares”).

The foregoing recitals are made as statements of fact by VWE and Parent and not by TSX Trust Company (“You” or “TSX Trust”).

Terms used in this agreement (the “Agreement”) without definition but with initial capital letters have the same meaning herein as in the Transaction Agreement.

1.    Appointment

VWE and Parent hereby appoint TSX Trust to act as depositary under the Transaction Agreement for receipt and confirmation of Letters of Transmittal and transfer of Parent Shares to Registered Shareholders in accordance with the terms and conditions of this Agreement and TSX Trust hereby accepts such appointment.

2.    Letters of Transmittal

2.1 The letter of transmittal (“Letter of Transmittal”) to be delivered by holders of VWE Shares in exchange for each Registered Shareholder’s pro-rata share of the Merger Consideration provided for in the Transaction Agreement is in the form of Schedule “B” hereto, or as such may be amended with your consent, such consent not to be unreasonably withheld. The Letters of Transmittal shall be mailed (or electronically delivered) to registered holders of VWE Shares (“Registered Shareholders”) by You pursuant to the addresses listed in the register of VWE Shares provided to You in Your required file format, which register is also attached hereto as Schedule “C” (the “VWE Share Register”), as soon as practicable following the Effective Time, but in any event no later than five Business Days after the Effective Time. As depositary under the Transaction Agreement, You will receive Letters of Transmittal and related documents from VWE Registered Shareholders but this will not include any certificates evidencing VWE Shares and you will instead rely on the VWE Share Register delivered to you by VWE and Parent. You agree to:

(a)	hold all Letters of Transmittal and any accompanying materials representing VWE Shares;

(b)

ascertain that all Letters of Transmittal are completed in accordance with the terms thereof, with signatures guaranteed in accordance with the instructions thereon, and are accompanied by all other documents that may be required in connection therewith; and

(c)	verify that the registration details of the Registered Shareholders provided in the Letters of Transmittal agree with the VWE Share Register.

2.2 All Letters of Transmittal deposited with You under the Transaction Agreement shall set forth the number of VWE Shares in the name of each Registered Shareholder. You will be entitled to treat as issued and outstanding the VWE Shares represented by any Letter of Transmittal for VWE Shares if the name on such Letters of Transmittal conforms to the name of a Registered Shareholder as it appears on the VWE Share Register and the number of VWE Shares represented by such Letter of Transmittal conforms to the number of VWE Shares for such Registered Shareholder as it appears on the VWE Share Register.

2.3 All Letters of Transmittal shall be dated and time stamped by You when received in duly completed form (together with all other required documentation contemplated thereby) and You shall provide VWE and Parent with a report of the Letters of Transmittal received to date on a periodic basis and upon their request.

3.    Improper Deposits

3.1 If TSX Trust has any doubt whether any Letters of Transmittal have been properly deposited under the Transaction Agreement, You will seek the advice of Parent’s counsel, Jones Day, as to the acceptability of the deposit. If reasonable efforts to correct an improper deposit prove to be unsuccessful, You will reject any such deposit if, in the opinion of our counsel, the deposit has been made improperly and You will take the necessary corrective action as specified in this Section 3.

3.2 If the name of a member of the Investment Industry Regulatory Organization of Canada or a recognized Canadian stock exchange is indicated on a Letter of Transmittal for a deposit which has been judged improper, You will make reasonable efforts to contact such member with a view to obtaining a proper deposit.

3.3 If a Letter of Transmittal or other required document has been improperly completed or signed, or some other irregularity in connection with a deposit exists, You will make reasonable efforts to contact such holder to cause such irregularity to be corrected.

3.4 If reasonable efforts to correct an improperly completed Letter of Transmittal or other required documentation prove to be unsuccessful, You will, as soon as reasonably practicable, return to the depositing holder the Letter of Transmittal any required documentation which is the subject of such improper deposit together with a statement as to the reasons why the deposit was rejected and the steps to correct such deposit.

3.5 Notwithstanding the foregoing Sections, Parent shall have full discretion to determine whether any Letter of Transmittal are complete and proper and Parent has the absolute right to determine whether to accept or reject any or all Letters of Transmittal not in proper form.

4.    Determination of Entitlement of Registered Shareholders

4.1 At the Effective Time, Parent will deposit with You, as depositary, the Deposited Shares. If, after the determination of the Final Merger Consideration in accordance with Section 2.7 of the Transaction Agreement, there is a Merger Consideration Surplus in excess of the Adjustment Escrow Deposit, Parent will deliver a Treasury Direction to the transfer agent for the Parent, with a copy to You, with respect to the issue of the Parent Shares sufficient to deliver one Parent Share for every $10 increment by which Merger Consideration Surplus exceeds the Adjustment Escrow Deposit (the “Surplus Shares”). In such event, Surplus Shares will be distributed in the same manner as the Deposited Shares and will be treated as such from and after the date of the delivery of such Treasury Direction. All securities deposited and delivered to You under this Section 4.1 shall be held by You, as depositary, and released to Registered Shareholders only in accordance with the provisions of Section 5.1 hereof.

Parent shall deliver to You at or prior to the Effective Time a schedule detailing the pro-rata breakdown of the Deposited Shares to be transferred to the Registered Shareholders in the form of the Company Shareholder Allocation Schedule as contemplated under the Transaction Agreement (the “Pro-Rata Shares”). You shall deliver the Deposited Shares to such Registered Shareholders pursuant to the pro-rata allocation provided in the Company Shareholder Allocation Schedule, this Agreement, and the Letters of Transmittal. If it is not clear as to the applicable Pro-Rata Shares to be paid to any Registered Shareholder, You may reach out to Parent who will provide You with any necessary direction.

5.    Delivery of Parent Shares

5.1 For properly deposited Letters of Transmittal received by You, You will, as soon as practicable upon Your receipt of the Treasury Direction, the Company Shareholder Allocation Schedule and written notice from the Parent that the Merger is effective or, with respect to the Surplus Shares, the Final Merger Consideration has been determined and a revised Company Shareholder Allocation Schedule has been provided to You, as applicable, arrange for the delivery of the Deposited Shares or the Surplus Shares, if any, in accordance with the terms and conditions of this Agreement, the instructions in the Letters of Transmittal, and specifically in accordance with this Section 5.1. You will not arrange for delivery of the Pro-Rata Shares to any given Registered Shareholder until the Letter of Transmittal and all required documents for such Registered Shareholder are received by You on or after the Effective Time but on or prior to the first anniversary of the determination of the Final Merger Consideration, unless You are otherwise instructed in writing by Parent.

Following the later of the Effective Time and the date a Registered Shareholder provides to You a duly completed Letter of Transmittal, together with such other additional documents and instruments as provided for in the Letter of Transmittal duly executed and completed as TSX Trust may reasonably require, as soon as reasonably practicable thereafter, You shall

a)

forward or cause to be forwarded by first class mail (postage prepaid) or in accordance with TSX Trust’s standard mail insurance policy, to the holder at the address specified in the Letter of Transmittal; or

b)

if the Letter of Transmittal does not specify an address, forward or cause to be forwarded by first class mail (postage prepaid) or in accordance with Your standard mail insurance policy, to the holder at the address of such holder as shown on the VWE Share Register, a direct registration statement advice representing such Shareholder’s pro-rata portion of the Deposited Shares which such Registered Shareholder has the right to receive in accordance with the Transaction Agreement.

Further, in the event that Parent deposits any Surplus Shares with You, then following the later of the date that the Final Merger Consideration is determined and the date a Registered Shareholder provides to You a duly completed Letter of Transmittal, together with such other additional documents and instruments as provided for in the Letter of Transmittal duly executed and completed as TSX Trust may reasonably require, as soon as reasonably practicable thereafter (provided that, for the avoidance of doubt, no Registered Shareholder will be required to provide a second Letter of Transmittal if one has already been provided with respect to the Deposited Shares), You shall

c)

forward or cause to be forwarded by first class mail (postage prepaid) or in accordance with TSX Trust’s standard mail insurance policy, to the holder at the address specified in the Letter of Transmittal; or

d)

if the Letter of Transmittal does not specify an address, forward or cause to be forwarded by first class mail (postage prepaid) or in accordance with Your standard mail insurance policy, to the holder at the address of such holder as shown on the VWE Share Register, a direct registration statement advice representing such Shareholder’s pro-rata portion of the Surplus Shares which such Registered Shareholder has the right to receive in accordance with the Transaction Agreement.

5.2 Under no circumstances will interest accrue or be paid by VWE or Parent or TSX Trust to Registered Shareholders on the Pro-Rata Shares payable to Registered Shareholders pursuant to the Transaction Agreement, provided, however, You shall hold and distribute to such Registered Shareholders any and all dividends paid, if any, by the Parent on the Deposited Shares or the Surplus Shares, if any, in your possession and shall transfer such dividends upon transfer of such Pro-Rata Shares to the relevant Registered Shareholders.

5.3 Notwithstanding the foregoing, in accordance with the Transaction Agreement, subject to any applicable escheat laws, any Letters of Transmittal of the Registered Shareholders not delivered to You on or prior to the first anniversary of the determination of the Final Merger Consideration shall cease to represent a claim or interest of any kind or nature, including a claim for dividends or other distributions, against VWE or the Parent by a former holder. On such date, upon written request of Parent, You shall return to Parent all cash held by You at such time and cancel any remaining Deposited Shares or Surplus Shares that You hold for such holders at such time in respect of such former holders and return any unclaimed distributions or dividends to Parent.

5.4 No Fractional Shares.

No fractional Parent Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share, and such rounded Parent Shares will be reflected in the Company Shareholder Allocation Schedule.

6.    Notices

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, by email or facsimile (which is confirmed) or dispatched to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

If to VWE:

Vintage Wine Estates, Inc.

205 Concourse Boulevard

Santa Rosa, CA 95403

Attention: Patrick Roney

E-mail: pat@vintagewineestates.com

with copies to:

Foley & Lardner LLP

321 North Clark Street, Suite 3000

Chicago, IL 60654

Attention: Patrick Daugherty

E-mail: pdaugherty@foley.com

If to Parent:

Bespoke Capital Partners

115 Park Street, 3rd Floor

London, W1K 7AP, United Kingdom

Attention: Mark Harms

Email: mark.harms@bespokecp.com

with copies to counsel to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Robert A. Profusek

Julia V.S. Feldman

E-mail: raprofusek@jonesday.com

jfeldman@jonesday.com

In the case of TSX Trust:

TSX Trust Company

301 - 100 Adelaide Street West

Toronto, Ontario M5H 4H1

Attention: Vice-President, Corporate Trust

Facsimile No.: (416) 361-0470

Email: tmxestaff-corporatetrust@tmx.com

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

7.    Fees

Parent covenants to pay your fees and expenses (including without limitation postage, courier, long distance calls, applicable taxes, mailing insurance, photocopying, fees and expenses of your legal counsel, agents and other experts You retain), as agreed to in writing, in connection with your duties hereunder.

8.    Offices

You agree to maintain your principal office in the city set out in the Letters of Transmittal to which Letters of Transmittal and related documents may be sent or delivered.

9.    Indemnity

9.1 Without limitation, VWE and Parent jointly and severally agree to defend, indemnify and hold You and your successors and assigns, and each of your respective directors, officers, employees and agents (the “Indemnified Parties”) harmless against and from any demands, claims, assessments, proceedings, suits, actions, costs, judgments, penalties, interest, liabilities, losses, damages, debts, expenses and disbursements (including expert consultant and legal fees and disbursements on a substantial indemnity, or solicitor and client, basis) (collectively, the “Claims”) that the Indemnified Parties, or any of them, may suffer or incur or that may be asserted against them, or any of them, in consequence of, arising from or in any way relating to this Agreement (as the same may be amended, modified or supplemented from time to time) or your duties hereunder or any other services that You may provide to VWE or Parent in connection with or in any way relating to this Agreement or your duties hereunder, except that no individual Indemnified Party shall be entitled to indemnification in the event such Indemnified Party is found to have acted in bad faith, engaged in willful misconduct or been grossly negligent. For greater certainty, VWE and Parent agree to indemnify and save harmless the Indemnified Parties against and from any present and future taxes (other than income taxes), duties, assessments or other charges imposed or levied on behalf of any governmental authority having the power to tax in connection with your duties hereunder. In addition, VWE or Parent, as the case may be, agree to reimburse, indemnify and save harmless the Indemnified Parties for, against and from all reasonable legal fees and disbursements (on a substantial indemnity, or solicitor and client, basis) incurred by an Indemnified Party if VWE or Parent commences an action, or cross claim or counterclaim, against the Indemnified Party and the Indemnified Party is successful in defending such claim.

9.2 You shall not be liable for any error in judgment, for any act done or step taken or omitted by You in good faith, for any mistake of fact or law or for anything which You may do or refrain from doing in connection herewith except arising out of your bad faith or willful misconduct.

9.3 In the event TSX Trust is in breach of this Agreement or its duties hereunder or any agreement or duties relating to any other services that TSX Trust may provide to in connection with or in any way relating to this Agreement or TSX Trust’s duties hereunder, TSX Trust shall be liable for claims or damages only to an aggregate maximum amount equal to the amount of fees paid by Parent to TSX Trust hereunder in the twelve months preceding the last of the events giving rise to such claims or damages, except to the extent that TSX Trust has acted in bad faith or engaged in willful misconduct. In no event shall TSX Trust be liable for indirect, consequential, special loss or damage of any kind whatsoever (including but not limited to lost profits), even if TSX Trust has been advised of such loss or damage and regardless of the form of its action.

9.4 Notwithstanding any other provision in this Agreement, this indemnity shall survive the termination of this Agreement or your removal or resignation in connection with any and all of your duties and obligations under this Agreement.

9.5 You shall retain the right not to act and shall not be liable for refusing to act under this Agreement if, due to a lack of information or for any other reason whatsoever, You, in your reasonable judgment, determine that such act might cause You to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, economic sanctions, regulation or guideline. Further, should You, in your reasonable judgment, determine at any time that your acting under this Agreement has resulted in your being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, economic sanctions, regulation or guideline, then You shall have the right to resign on 10 days written notice to the Parent and VWE, provided (i) that your written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to your reasonable satisfaction within such 10 day period, then such resignation shall not be effective.

10.    Taxes

10.1 Parent shall be solely responsible for all tax processing relating to or arising from the duties or actions contemplated by this Agreement, including evaluation, reporting, remittance, filing, and issuance of tax slips, summaries and reports, except as is specifically delegated to You pursuant to this Agreement or as may be agreed subsequently, as confirmed in writing by the parties.

10.2 You shall process only such tax matters as have been specifically delegated to You pursuant to this Agreement or as may be agreed subsequently, and, in so doing, You do not undertake to carry out any inquiry, evaluation, reporting, remittance, filing or issuance of tax slips, summaries and reports necessarily incidental thereto, which shall remain the sole responsibility of Parent. You shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any tax processing information, documentation or instructions received by You, directly or indirectly, from or on behalf of the VWE or Parent. It is agreed that any such direction must be supplied to You prior to processing any deposits of the VWE Shares.

11.    Termination

This Agreement will automatically terminate upon the earlier of (i) all Deposited Shares and Surplus Shares, if any, being distributed to the Registered Shareholders, along with any dividends accrued thereon or (ii) the date of the cancellation of the Deposited Shares and the Surplus Shares, if any, and the return of any dividends held thereon in accordance with Section 5.3 herein.

12.    General

12.1 In acting as depositary, TSX Trust:

(a)	shall have no duties or obligations other than those set forth herein;

(b)	shall not be obliged to take any legal action which might in your judgement involve any expense or liability unless You shall have been furnished with reasonable funding and indemnity;

(c)	may rely and shall be protected in acting upon the written instructions of VWE or Parent, consistent with the terms of this agreement;

(d)

may consult counsel satisfactory to You (including our counsel) at our expense (to the extent such fees are reasonable) and the advice or opinion of such counsel shall be full and complete authorization or protection in respect of any action taken by You thereunder, in good faith, in accordance with the advice or opinion of such counsel;

(e)

shall be fully protected in acting and relying on any document, certificate, statement, instrument, opinion, report or notice, believed by TSX Trust to be genuine and to have been signed, sent by or on behalf of the proper party or parties or delivered to You pursuant to this Agreement, as to its due execution, validity and effectiveness and as to the truth and accuracy of any information contained therein;

(f)

may employ or retain such counsel, accountants, or other experts or advisers as You may reasonably require for the purpose of discharging your duties hereunder and may pay reasonable remuneration for all services so performed by any of them and shall not be responsible for any misconduct on the part of any of them. TSX Trust may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant or other expert or advisor, whether retained or employed by VWE or Parent or by You, in relation to any matter arising under this Agreement;

(g)

may resign your appointment as depositary hereunder and be discharged from all further duties and liabilities hereunder by giving to VWE and Parent not less than 30 days prior notice in writing or such other shorter period as the parties may agree to in writing; and

(h)

shall treat all Registered Shareholders in the same manner and shall not provide preferential treatment to any holder or holders of VWE Shares in connection with deposits, deficiency of such deposits and payment.

12.2 This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other; provided, however that this Agreement may be assigned by Parent to an Affiliate. Any corporation succeeding to TSX Trust’s corporate trust and transfer agency business shall be the successor depositary hereunder without any further act on its part or any of the parties hereto.

12.3 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.4 Any inconsistency between this Agreement and the Transaction Agreement shall be resolved in favor of the Transaction Agreement, except with respect to the duties, liabilities and indemnifications of You as depositary which shall be resolved in favor of this Agreement.

12.5 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

12.6 This Agreement may be executed in any number of counterparts, and may be delivered by the transmission by facsimile or email of a pdf. Each counterpart, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

12.7 VWE and Parent, acknowledge and agree that the fees of TSX Trust and the terms of this Agreement are confidential information and as such VWE and Parent agree not to disclose any such fees to any third party, save and except for (i) to its professional advisors, held in confidence, or (ii) as required or compelled by law.

12.8 Time shall be of the essence of this Agreement.

Kindly indicate your acceptance of the terms of this letter by signing and returning to us the duplicate hereof, in which case this letter will form an agreement between us.

[Signature Page Follows]

VWE:

Vintage Wine Estates, Inc., a California corporation

Per:	/s/ Patrick Roney
Name: Patrick Roney
Title: Chief Executive Officer

Vintage Wine Estates, Inc., a Nevada corporation

Per:	/s/ Patrick Roney
Name: Patrick Roney
Title: Chief Executive Officer

Accepted and agreed to as of 7th day of June, 2021.

TSX TRUST COMPANY

Per:	/s Donald Crawford
Authorized Signatory

Per:	/s/ Geralyn Krowles
Authorized Signatory

SCHEDULE “A”

Transaction Agreement

SCHEDULE “B”

LETTER OF TRANSMITTAL

SCHEDULE “C”

VWE SHARE REGISTER

See attached.